UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: November 16, 2004

CHINA EXPERT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30644	98-0348086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2703-04, Great Eagle Centre 23 Harbour Road Wanchai, Hong Kong
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 852-2802-1555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 - DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On November 16, 2004, the Company appointed Ms. Chiang Min Liang as its new principal financial officer or CFO.  The Company’s Board of Directors made the decision to appoint a new CFO in order to have a more experienced person in that position, and determined that Ms. Chiang was well suited to the position because of her qualifications and previous work experience.

Prior to her appointment as CFO, Ms. Chiang was employed by the Company as the chief accountant, a position she has held since June 2004.  She has more than 16 years experience in finance and auditing in China and Hong Kong, in matters relating to national accounting and taxation laws and regulations, costing, budgeting, tax planning and corporate finance matters.  Prior to becoming an employee of the Company, Ms. Chiang had worked for various listed enterprises and professional firms, where she was responsible for finance, accounting and auditing work.  She received her Bachelor of Economics in 1988. In 1997, she also obtained the professional qualification of Certified Public Accountant in China.

There are no family relationships among Ms. Chiang and any other Company officers or directors.

There were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Ms. Chiang had or is to have a direct or indirect material interest.

The Company does have an employment agreement with Ms. Chiang. The important terms of the employment agreement includes provisions that Ms. Chiang’s probation period is 6 months and after the probation period, and upon confirmation by the Company, she will be employed as the Chief Financial Officer, or CFO, of the Company, that her duties include supervising and controlling of the finance, accounting and related aspects of the Company and its subsidiaries, and that the notice period for termination of employment is 3 months.

The Company’s previous CFO, Jeff Cheung Ming, has continued his employment with the Company as the chief accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EXPERT TECHNOLOGY, INC.

By: /s/  Zhu Xiaoxin, President

Date: December 30, 2004

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